Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Fourth Quarter and Fiscal Year 2006 Results

Fourth Quarter Net Revenues Increase 3.3% to $1.255 Billion

Fiscal Year Net Revenues Increase 5.3% to $3.728 Billion

San Francisco, CA, March 22, 2007 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter and fiscal year ended January 28, 2007.

❑	FOURTH QUARTER 2006 — RESULTS FOR THE 13 WEEKS ENDED JANUARY 28, 2007

Net revenues for the fourth quarter of fiscal year 2006 increased 3.3% to $1.255 billion versus $1.214 billion in the fourth quarter of fiscal year 2005. Excluding Hold Everything (see Note 1 of Exhibit 1), net revenues for the fourth quarter of fiscal year 2006 increased 4.9%.

Diluted earnings per share for the fourth quarter of fiscal year 2006 increased 3.9% to $1.06 per diluted share versus $1.02 per diluted share in the fourth quarter of fiscal year 2005. Excluding a $0.02 per diluted share impact from the 2006 implementation of new accounting pronouncements and a $0.07 per diluted share impact from the fourth quarter 2005 Hold Everything transition charge (see reconciliation below), diluted earnings per share on a non-GAAP basis for the fourth quarter of fiscal year 2006 decreased 0.9% to $1.08 per diluted share versus $1.09 per diluted share in the fourth quarter of fiscal year 2005.

Reconciliation of Fourth Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 7)

	Q4 2006 Actual	Q4 2005 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$1.06	$1.02	3.9%
Impact of Hold Everything Transition Charge (Note 1)	$0.000	$0.070	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7) *	$1.06	$1.09	<2.8%>
Impact of FAS 123R (Note 5)	$0.020	—	—
Impact of FSP FAS 13-1 (Note 6)	$0.001	—	—
Subtotal of New Accounting Pronouncements	$0.021	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7) *	$1.08	$1.09	<0.9%>

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Howard Lester, Chairman and Chief Executive Officer, commented, “Although our fourth quarter and fiscal year 2006 results were not where we expected them to be when we entered the year, we do believe they demonstrate our ability to aggressively react to a rapidly changing business climate and our commitment to optimize profitability, even in difficult times. A company-wide focus on execution and cost containment once again allowed us to deliver earnings at the high end of our revised expectations, as we leveraged our multi-channel marketing and supply chain capabilities.”

“Our key challenges during the year, beyond the housing-related macro environment, were in the Pottery Barn brand and we assure you that revitalizing its performance is our highest priority as we enter fiscal 2007. How quickly can we react? Immediately, but the execution will take some time. We are already testing several new merchandising, marketing, and store execution strategies and have additional initiatives planned for the balance of 2007. These initiatives, however, need to be proven and our increased inventory levels will need to be worked through.”

Mr. Lester continued, “Despite our challenges in 2006, however, there are several aspects of our business that we are very proud of. First, we reached new milestones in revenue and operating contribution in our Williams-Sonoma and West Elm brands. We also successfully expanded our in-sourced furniture hub operations and dramatically increased our capabilities in monogramming and personalization. In information technology, we implemented new retail inventory management systems in our Williams-Sonoma and Pottery Barn Kids brands in addition to implementing gift card issuance and redemption functionality in our direct-to-customer channel. All of these initiatives substantially enhanced our operational infrastructure and leave us well positioned to support accelerated growth in the coming years. In addition, we also achieved a new financial milestone. In 2006, we returned $220 million in cash to our shareholders through share repurchases and dividends.”

Retail net revenues in the fourth quarter of fiscal year 2006 increased 3.8% to $785.8 million versus $756.9 million in the fourth quarter of fiscal year 2005. This increase was primarily driven by an 8.3% year-over-year increase in retail leased square footage, including 18 net new stores. Net revenues generated in the Williams-Sonoma, West Elm, Williams-Sonoma Home and Pottery Barn Kids brands were the primary contributors to the year-over-year revenue increase, partially offset by lost revenues in the Hold Everything brand and a reduction in year-over-year revenues in the Pottery Barn brand. Excluding Hold Everything, retail net revenues for the fourth quarter of fiscal year 2006 increased 4.6% versus the fourth quarter of fiscal year 2005. Fourth quarter year-over-year comparable store sales by retail concept are shown in the table below.

Fourth Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	13 Weeks Ended
	1/28/07	1/29/06
Williams-Sonoma	3.2%	5.9%
Pottery Barn	<5.3%>	5.6%
Pottery Barn Kids	0.4%	3.9%
Outlets	0.9%	11.9%
Hold Everything**	—	<3.2%>
Total	<0.6%>	5.8%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the company excluded West Elm and Williams-Sonoma Home. In fiscal year 2005, West Elm was excluded.
**	Hold Everything stores are excluded from the 2006 comparable store sales calculation as this brand’s remaining eight stores were closed in the first quarter of fiscal year 2006.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the fourth quarter of fiscal year 2006 increased 2.5% to $469.1 million versus $457.5 million in the fourth quarter of fiscal year 2005. This increase was primarily driven by increases in net revenues generated in the Williams-Sonoma, Pottery Barn Kids, PBteen, West Elm and Pottery Barn brands. This increase was partially offset by lost revenues in the Hold Everything brand and a reduction in year-over-year revenues in the Williams-Sonoma Home brand. Excluding Hold Everything, direct-to-customer net revenues for the fourth quarter of fiscal year 2006 increased 5.4% versus the fourth quarter of fiscal year 2005. Internet revenues in the fourth quarter of fiscal year 2006 increased 17.7% to $285.5 million versus $242.5 million in the fourth quarter of fiscal year 2005. Excluding Hold Everything, Internet revenues for the fourth quarter of fiscal year 2006 increased 21.4% versus the fourth quarter of fiscal year 2005. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 45% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 55% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the fourth quarter of fiscal year 2006 was 43.2% versus 43.6% of net revenues in the fourth quarter of fiscal year 2005. Excluding the $0.2 million or approximately zero basis point impact of new accounting pronouncements in the fourth quarter of 2006 and the $4.5 million or approximately 40 basis point impact of unusual business events in the fourth quarter of 2005 (see Notes in Exhibit 1), gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2006 was 43.2% versus 44.0% in the fourth quarter of fiscal year 2005. This 80 basis point decrease as a percentage of net revenues was primarily driven by occupancy cost deleverage and increased markdowns in the Pottery Barn brand. The occupancy cost deleverage was primarily driven by the retail rollout of our emerging brands, in addition to higher retail occupancy costs in our core brands. These costs were partially offset, however, by the elimination of fixed occupancy and all other costs of goods sold associated with the Hold Everything brand.

Selling, general and administrative expenses in the fourth quarter of fiscal year 2006 were $346.3 million or 27.6% of net revenues versus $336.8 million or 27.7% of net revenues in the fourth quarter of fiscal year 2005. Excluding the $3.8 million or approximately 30 basis point impact of new accounting pronouncements in the fourth quarter of 2006 and the $9.0 million or approximately 70 basis point impact of unusual business events in the fourth quarter of 2005 (see Notes in Exhibit 1), selling, general and administrative expenses in the fourth quarter of fiscal year 2006 were $342.5 million or 27.3% of net revenues versus $327.8 million or 27.0% of net revenues in the fourth quarter of fiscal year 2005. This 30 basis point increase as a percentage of net revenues was primarily driven by higher asset disposals related to our information technology systems, higher asset impairment charges related to our retail stores (including two mid-market Williams-Sonoma Home stores) and increased Pottery Barn advertising costs. This increase was partially offset by lower incentive compensation and the elimination of advertising and other selling, general, and administrative expenses associated with the Hold Everything brand.

❑	FISCAL YEAR 2006 — RESULTS FOR THE 52 WEEKS ENDED JANUARY 28, 2007

Net revenues for fiscal year 2006 increased 5.3% to $3.728 billion versus $3.539 billion in fiscal year 2005. Excluding Hold Everything, net revenues for fiscal year 2006 increased 6.7%.

Diluted earnings per share for fiscal year 2006 decreased 1.1% to $1.79 per diluted share versus $1.81 per diluted share in fiscal year 2005. Excluding the 2006 impact of $0.11 per diluted share from unusual business events and the implementation of new accounting pronouncements and the 2005 impact of $0.07 per diluted share from the Hold Everything transition charge (see reconciliation below), diluted earnings per share on a non-GAAP basis for fiscal year 2006 increased 1.1% to $1.90 per diluted share versus $1.88 per diluted share in fiscal year 2005.

Reconciliation of Fiscal Year 2006 GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 7)

	52 Weeks Ended Jan. 28, 2007	52 Weeks Ended Jan. 29, 2006	% YOY Increase / <Decrease>
GAAP Diluted EPS*	$1.79	$1.81	<1.1%>
Impact of Hold Everything Transition Charge (Note 1)	$0.023	$0.07	—
Impact of CEO Departure Charge (Note 2)	$0.023	—	—
Benefit of Unredeemed Gift Certificate Income (Note 3)	<$0.065>	—	—
Benefit of VISA/MasterCard Litigation Settlement (Note 4)	<$0.011>	—	—
Subtotal of Unusual Business Events	<$0.030>	$0.07	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)*	$1.76	$1.88	<6.4%>
Impact of FAS 123R (Note 5)	$0.131	—	—
Impact of FSP FAS 13-1 (Note 6)	$0.012	—	—
Subtotal of New Accounting Pronouncements	$0.143	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)*	$1.90	$1.88	1.1%

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Retail net revenues in fiscal year 2006 increased 6.0% to $2.154 billion versus $2.033 billion in fiscal year 2005. This increase was primarily driven by an 8.3% year-over-year increase in retail leased square footage, including 18 net new stores. Net revenues generated in the West Elm, Williams-Sonoma, Pottery Barn Kids, Williams-Sonoma Home and Pottery Barn brands were the primary contributors to the year-over-year revenue increase, partially offset by lost revenues in the Hold Everything brand. Excluding Hold Everything, retail net revenues for fiscal year 2006 increased 6.7% versus fiscal year 2005. Fiscal year-over-year comparable store sales by retail concept are shown in the table below.

Fiscal Year Comparable Store* Sales Growth by Retail Concept

Retail Concept	52 Weeks Ended
	1/28/07	1/29/06
Williams-Sonoma	3.0%	2.8%
Pottery Barn	<2.1%>	5.7%
Pottery Barn Kids	3.3%	5.2%
Outlets	<4.3%>	14.7%
Hold Everything**	—	<10.7%>
Total	0.3%	4.9%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the company excluded West Elm and Williams-Sonoma Home. In fiscal year 2005, West Elm was excluded.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation as this brand’s remaining eight stores were closed in the first quarter of fiscal year 2006.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in fiscal year 2006 increased 4.5% to $1.574 billion versus $1.506 billion in fiscal year 2005. This increase was primarily driven by increases in net revenues generated in the Pottery Barn Kids, Pottery Barn, PBteen, Williams-Sonoma and West Elm brands. This increase was partially offset by lost revenues in the Hold Everything brand due to its shutdown during the second quarter and a reduction in year-over-year revenues in the Williams-Sonoma Home brand. Excluding Hold Everything, direct-to-customer net revenues for fiscal year 2006 increased 6.7% versus fiscal year 2005. Internet revenues in fiscal year 2006 increased 21.0% to $927.6 million versus $766.3 million in fiscal year 2005. Excluding Hold Everything, Internet revenues for fiscal year 2006 increased 23.8% versus fiscal year 2005. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 45% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 55% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in fiscal year 2006 was 39.9% versus 40.6% of net revenues in fiscal year 2005. Excluding the $5.0 million or approximately 10 basis point impact of unusual business events and new accounting pronouncements in fiscal year 2006 and the $4.5 million or approximately 10 basis point impact of unusual business events in fiscal year 2005 (see Notes in Exhibit 1), gross margin expressed as a percentage of net revenues in fiscal year 2006 was 40.0% versus 40.7% in fiscal year 2005. This 70 basis point decrease as a percentage of net revenues was primarily driven by retail occupancy expense deleverage and increased markdowns in the Pottery Barn brand. The occupancy cost deleverage was primarily driven by the retail rollout of our emerging brands, in addition to higher retail occupancy costs in our core brands. These costs were partially offset, however, by the elimination of fixed occupancy and all other cost of goods sold associated with the Hold Everything brand.

Selling, general and administrative expenses in fiscal year 2006 were $1.160 billion or 31.1% of net revenues versus $1.090 billion or 30.8% of net revenues in fiscal year 2005. Excluding the $16.0 million or approximately 40 basis point impact of unusual business events and new accounting pronouncements in fiscal year 2006 and the $9.0 million or approximately 20 basis point impact of unusual business events in fiscal year 2005 (see Notes in Exhibit 1), selling, general and administrative expenses in fiscal year 2006 were $1.144 billion or 30.7% of net revenues versus $1.081 billion or 30.6% of net revenues in fiscal year 2005. This 10 basis point increase as a percentage of net revenues was primarily driven by increased employment costs associated with the growth of the emerging brands, higher asset disposals related to our information technology systems and higher asset impairment charges related to our retail stores (including two mid-market Williams-Sonoma Home stores). This increase was partially offset, however, by lower incentive compensation and the elimination of selling, general, and administrative expenses associated with the Hold Everything brand.

❑	CASH DIVIDEND INCREASED BY 15%

As announced in a separate press release this morning, we have increased our quarterly cash dividend by 15% from $0.10 per common share to $0.115 per common share. The aggregate quarterly dividend is estimated at approximately $12.6 million based on the current number of outstanding common shares. The indicated annual cash dividend, subject to capital availability, is $0.46 per common share, or approximately $50.5 million, in fiscal year 2007 based on the current number of common shares outstanding.

❑	STOCK REPURCHASE AUTHORIZED

Also announced in a separate press release this morning was the authorization of an additional 5,000,000 share common stock repurchase program. As there are 1,195,500 shares remaining to be purchased under the August 2006 stock repurchase program, combined with the program announced today, the total number of shares available for repurchase is 6,195,500. As of February 25, 2007, there were approximately 109,881,300 common shares outstanding. Since January 2003, we have repurchased a total of approximately 14,305,000 shares at an approximate cost of $467 million.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

In August 2006, our Board of Directors authorized a stock repurchase program to acquire up to 5 million shares of our outstanding common stock. During the fourth quarter of fiscal year 2006, we repurchased and retired 3,124,100 shares of our common stock at a weighted average cost of $32.03 per share and an aggregate cost of approximately $100.1 million. During fiscal year 2006 we repurchased 5,824,500 shares at an approximate cost of $185.5 million.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 22, 2007, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the implementation of FAS 123R and FSP FAS 13-1, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006 and the impact of the Hold Everything consolidation charge in fiscal years 2005 and 2006. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share actual results on a comparable basis with our 2005 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, our plans for our Pottery Barn brand, future growth, our cash dividend and our stock repurchase programs.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2006 and as audited year-end financial statements are prepared; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-

brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 588 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	January 28, 2007	January 29, 2006
Assets
Current assets
Cash and cash equivalents	$275,429	$360,982
Accounts receivable—net	48,821	51,020
Merchandise inventories—net	610,599	520,292
Prepaid catalog expenses	59,610	53,925
Prepaid expenses	28,570	31,847
Deferred income taxes	70,837	57,267
Other assets	7,097	7,831

Total current assets	1,100,963	1,083,164
Property and equipment—net	912,582	880,305
Non-current deferred income taxes	18,670	—
Other assets—net	16,116	18,151

Total assets	$2,048,331	$1,981,620

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$214,771	$196,074
Accrued salaries, benefits and other	85,148	93,434
Customer deposits	187,625	172,775
Income taxes payable	101,638	83,589
Current portion of long-term debt	15,853	18,864
Other liabilities	22,699	25,656

Total current liabilities	627,734	590,392
Deferred rent and lease incentives	236,604	218,254
Long-term debt	12,822	14,490
Deferred income tax liabilities	—	18,455
Other long-term obligations	19,740	14,711

Total liabilities	896,900	856,302
Shareholders’ equity	1,151,431	1,125,318

Total liabilities and shareholders’ equity	$2,048,331	$1,981,620

	Store Count					Average Leased Square Footage Per Store
Retail Concept	October 29, 2006	Openings	Closings	January 28, 2007	January 29, 2006	January 28, 2007	January 29, 2006
Williams-Sonoma	255	5	(6)	254	254	5,900	5,700
Pottery Barn	193	5	(1)	197	188	12,200	12,100
Pottery Barn Kids	91	2	(1)	92	89	7,900	7,800
West Elm	20	2	—	22	12	17,400	16,100
Williams-Sonoma Home	7	—	—	7	3	14,500	13,900
Outlets	16	—	—	16	16	20,200	20,200
Hold Everything	—	—	—	—	8	—	7,600

Total	582	14	(8)	588	570	9,300	8,800

	Total Store Square Footage
	October 29, 2006			January 28, 2007	January 29, 2006
Total store selling square footage	3,320,000			3,389,000	3,140,000
Total store leased square footage	5,349,000			5,451,000	5,035,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JANUARY 28, 2007 AND JANUARY 29, 2006

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER
	2006		2005
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$785,812	62.6%	$756,897	62.3%
Direct-to-customer revenues	469,121	37.4	457,500	37.7
Net revenues	1,254,933	100.0	1,214,397	100.0
Total cost of goods sold	713,365	56.8	684,749	56.4
Gross margin	541,568	43.2	529,648	43.6
Selling, general and administrative expenses	346,331	27.6	336,818	27.7
Earnings from operations	195,237	15.6	192,830	15.9
Interest (income) expense - net	(2,058)	0.2	(2,085)	0.2
Earnings before income taxes	197,295	15.7	194,915	16.1
Income taxes	76,231	6.1	74,132	6.1
Net earnings	$121,064	9.6%	$120,783	9.9%
Earnings per share:
Basic	$1.08		$1.05
Diluted	$1.06		$1.02
Shares used in calculation of earnings per share:
Basic	111,736		115,307
Diluted	114,353		118,305

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 28, 2007 AND JANUARY 29, 2006

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2006		2005
	(52 Weeks)		(52 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$2,153,978	57.8%	$2,032,907	57.4%
Direct-to-customer revenues	1,573,535	42.2	1,506,040	42.6
Net revenues	3,727,513	100.0	3,538,947	100.0
Total cost of goods sold	2,240,226	60.1	2,103,465	59.4
Gross margin	1,487,287	39.9	1,435,482	40.6
Selling, general and administrative expenses	1,159,786	31.1	1,090,392	30.8
Earnings from operations	327,501	8.8	345,090	9.8
Interest (income) expense - net	(9,685)	0.2	(3,708)	0.1
Earnings before income taxes	337,186	9.0	348,798	9.9
Income taxes	128,318	3.4	133,932	3.8
Net earnings	$208,868	5.6%	$214,866	6.1%
Earnings per share:
Basic	$1.83		$1.86
Diluted	$1.79		$1.81
Shares used in calculation of earnings per share:
Basic	114,020		115,616
Diluted	116,773		118,427

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 28, 2007 AND JANUARY 29, 2006

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2006	2005
	(52 Weeks)	(52 Weeks)
Cash flows from operating activities
Net earnings	$208,868	$214,866
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	135,031	123,199
Loss on disposal / impairment of assets	17,113	12,050
Amortization of deferred lease incentives	(28,683)	(24,909)
Deferred income taxes	(50,751)	(20,791)
Tax benefit from exercise of stock options	2,545	15,743
Stock-based compensation expense	26,813	440
Changes in:
Accounts receivable	1,070	(6,829)
Merchandise inventories	(90,598)	(67,474)
Prepaid catalog expenses	(5,684)	(405)
Prepaid expenses and other assets	5,398	9,032
Accounts payable	11,981	14,365
Accrued salaries, benefits and other	(6,141)	15,950
Customer deposits	14,958	24,066
Deferred rent and lease incentives	49,079	27,661
Income taxes payable	18,115	11,409

Net cash provided by operating activities	309,114	348,373

Cash flows from investing activities:
Purchases of property and equipment	(190,980)	(151,788)
Proceeds from insurance reimbursement	1,104	—
Proceeds from sale of investment	589	—

Net cash used in investing activities	(189,287)	(151,788)

Cash flows from financing activities:
Repayment of long-term obligations	(4,679)	(9,235)
Proceeds from exercise of stock options	13,935	28,002
Excess tax benefit from exercise of stock options	4,878	—
Repurchase of common stock	(185,508)	(93,921)
Payment of dividends	(34,435)	—
Credit facility costs	(218)	(654)

Net cash used in financing activities	(206,027)	(75,808)

Effect of exchange rates on cash and cash equivalents	647	995
Net (decrease) increase in cash and cash equivalents	(85,553)	121,772
Cash and cash equivalents at beginning of period	360,982	239,210

Cash and cash equivalents at end of period	$275,429	$360,982

Exhibit 1

Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Actual	FY 2006 Actual*
GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.06	$1.79
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	$0.023
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	<$0.030>
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	$0.21	$0.25	$0.25	$1.06	$1.76
Impact of FAS 123R (Note 5)	$0.042	$0.035	$0.034	$0.020	$0.131
Impact of FSP FAS 13-1 (Note 6)	$0.003	$0.004	$0.004	$0.001	$0.012
Subtotal of New Accounting Pronouncements	$0.045	$0.039	$0.038	$0.021	$0.143
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	$0.26	$0.29	$0.29	$1.08	$1.90

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Actual	FY 2005 Actual
2005 GAAP Diluted EPS	$0.22	$0.26	$0.31	$1.02	$1.81
Impact of Hold Everything Transition Charge (Note 1)	-	-	-	$0.07	$0.07
2005 Non- GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	$0.22	$0.26	$0.31	$1.09	$1.88

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Actual	FY 2006 Actual
2006 % Increase / <Decrease> in GAAP Diluted EPS	<9.1%>	15.4%	<19.4%>	3.9%	<1.1%>
2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	<4.5%>	<3.8%>	<19.4%>	<2.8%>	<6.4%>
2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	18.2%	11.5%	<6.5%>	<0.9%>	1.1%

* Due to the effect that the timing of share repurchases has on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge - On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we incurred charges of $0.023 per diluted share, of which $0.014 per diluted share was included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. The remaining Hold Everything stores were closed during the first quarter and direct-to-customer operations ceased in the second quarter of 2006. See table above for quarterly expenses.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consisted of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts are included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and is included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and is included as an offset in SG&A expenses.

Note 5:	FAS 123R - Accounting for Share-Based Payments - In the first quarter of fiscal year 2006, we prospectively implemented FAS 123R, which had a negative diluted earnings per share impact of $0.131 in fiscal year 2006. This compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.12. The year-over-year increase is due to long-term equity retention grants that were awarded to certain key executives in fiscal year 2005. See table above for quarterly expenses. These amounts are reflected in SG&A expenses. This amount excludes the $0.018 per diluted share charge associated with the departure of the company’s CEO, which was incurred in the second quarter of 2006 and is included in the CEO Departure Charge as discussed in Note 2 above.

Note 6:	FSP FAS 13-1 - Accounting for Rental Costs Incurred During a Construction Period - In the first quarter of fiscal year 2006, we also prospectively implemented FSP FAS 13-1, which had a negative diluted earnings per share impact of $0.012 in fiscal year 2006. See table above for quarterly expenses. These amounts are reflected in cost of goods sold, negatively impacting gross margin.

Note 7:	SEC Regulation G - Non-GAAP Information - This table includes three non-GAAP financial measures. The first non-GAAP measure is the Non-GAAP Diluted EPS Excluding Unusual Business Events. The second non-GAAP measure is the Non-GAAP 2006 Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements. The third non-GAAP measure is the 2005 Non-GAAP Diluted EPS Excluding Unusual Business Events. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share actual results on a comparable basis with our 2005 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.